Exhibit 19.2

TRADING IN SECURITIES AND CONFIDENTIALITY OF INSIDE INFORMATION FOR OFFICERS AND DIRECTORS

March 2024

First Financial Northwest, Inc.
Trading in Securities and Confidentiality of
Insider Information for Officers and Directors

Contents

1.0Introduction    3
2.0General    6
3.0 Rule 10b5-1    7
4.0Option Exercises    8
5.0Restricted Stock    8
6.0Gifts    8
7.0Prohibition of Short-Term Trading in Securities    8
8.0Additional Restrictions Applicable to Executive Officers, Directors and First
Financial    9
8.1Resale Restrictions    9
8.2Requirements of Rule 144    9
8.3Private Sales    10
8.4Restrictions on Purchases of Company Securities    10
8.5Transactions By First Financial    10
9.0Reporting Transactions and Disgorgement (Forfeiture) of Profits on Short-Swing Transactions    10
10.0Prohibition of Short Sales    11
11.0No Trading During Pension Fund Blackout Period    12
12.0Additional Restrictions    12
13.0Maintenance of Confidentiality of Nonpublic Information Obtained from Customers
    13
14.0Regulation FD    13
15.0Regulatory Filings    14
16.0Procedures for Transactions Involving Brokerage Firms    14
17.0Post-Termination Transactions    14
18.0Other    15
19.0Review of Policy    15

First Financial Northwest, Inc.
Trading in Securities and Confidentiality of
Insider Information for Officers and Directors

1.0    Introduction
As a financial institution and a publicly-traded company, First Financial Northwest, Inc. (together with its subsidiaries, "First Financial") has a legal obligation to maintain the confidentiality of nonpublic information obtained in the course of its business. This obligation extends to all officers, directors, and employees at our institution (collectively, personnel). This obligation precludes the use by personnel for direct or indirect personal gain or profit, of nonpublic information (also known as inside information) received in connection with our business activities.

Moreover, engaging in securities transactions while aware of material nonpublic information (insider trading) or communicating such information to other personnel, or people not affiliated with First Financial, who then engage in securities trading (tipping) violates the federal securities laws. Such violations are likely to result in harsh consequences for the individuals involved, including:

▪exposure to investigations by the Securities and Exchange Commission (“SEC”)
▪criminal and civil prosecution;
▪disgorgement (forfeiture) of any profits realized or losses avoided through use of the nonpublic information;
▪civil penalties of up to three times such profits or avoided losses, whichever is greater;
▪criminal penalties of up to 20 years in prison and/or a fine of up to $5 million; and
▪exposure to additional liability in private civil actions.

While the regulatory and law enforcement agencies typically concentrate their efforts on the individuals who trade, or who provide inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel. As a result, insider trading violations expose First Financial, its directors, officers and other personnel acting in supervisory capacities to civil liabilities and penalties for the actions of employees under their control who engage in insider trading violations. Any person who violates this policy may be subject to disciplinary action, which may include ineligibility to participate in First Financial’s equity incentive plans or termination of employment.

The SEC has adopted a rule for fair disclosure, Regulation FD, which prohibits selective disclosure of material nonpublic information by U.S. public companies, such as First Financial. In particular, Regulation FD applies to disclosures made by First Financial, or any person acting on its behalf, such as an executive officer, director, investor relations or public relations officer, and any other officer, employee or agent of First Financial who regularly communicates with securities market professionals or stockholders of First Financial. Violations of Regulation FD can subject a company, or persons acting on its behalf, to SEC enforcement action, fines and other penalties. The SEC has indicated that the establishment of “an appropriate policy, and the issuer’s adherence to it, may often be relevant in determining the issuer’s intent with regard to selective disclosure.”

First Financial, therefore, has adopted the policies set forth in this document in an effort to ensure that material nonpublic information is not used by officers and directors (collectively referred to as

First Financial Northwest, Inc.
Trading in Securities and Confidentiality of
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“insiders”) in securities transactions, that such persons comply with federal and state securities laws restricting trading in securities and avoid the severe consequences associated with violations of these securities laws, and that the confidentiality of information received in the course of First Financial’s business is maintained.

The policies regarding securities transactions also apply to transactions by (i) family members or other individuals who reside in the same household with an insider and any family members who do not live in the same household with an insider but whose transactions in First Financial securities are directed by the insider or are subject to their influence or control, such as parents or children who consult with the insider before they trade First Financial securities (“immediate family members”) and (ii) any corporation, partnership, trust or other entity the insider has or shares the ability to control the investment decisions of (“controlled entities”). Each insider is responsible for the transactions of immediate family members and should make them aware of the need to discuss with the insider any trades in First Financial's securities before they occur. Similarly, transactions by controlled entities are treated under this policy and applicable securities laws as if they were for the insider's own account. Transactions in First Financial securities that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not exempt from this policy. The securities laws do not recognize mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve First Financial’s reputation for adhering to the highest standards of conduct.

Strict compliance with these policies is expected of all insiders and their immediate family members and controlled entities, and any violation may result in sanctions, up to and including termination of employment.

As used in this document, the term “material information” means information relating to any company with publicly-traded securities (including, but not limited to, First Financial), the public dissemination of which would likely affect the market price of any of its securities, or which would likely be considered important by a reasonable investor in determining whether to buy, sell or hold such securities. Any information that could be expected to affect a company's stock price, whether the information is positive or negative, should be considered. While it is impossible to list all types of information that might be deemed material, information dealing with the following subjects is often found material:
1.earnings estimates or results, whether for the month, quarter or year, including changes to previously announced earnings guidance;
2.a change in dividend policy or the declaration of a stock split;
3.proposals or plans for acquisitions, including mergers and tender offers;
4.sales of substantial assets;
5.changes in debt ratings;
6.securities offerings or the establishment of a repurchase program for securities;
7.significant operational issues, including write-downs of assets, additions to reserves for bad debts or contingent liabilities or changes in non-performing assets;

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8.liquidity problems;
9.significant management developments;
10.major pricing or marketing changes;
11.significant expansion of operations, whether geographic or otherwise;
12.cybersecurity risks and incidents, including vulnerabilities or breaches;
13.pending or threatened significant litigation or regulatory developments, including investigations by governmental bodies;
14.changes in auditors or notification that the auditor's reports may no longer be relied upon;
15.significant expansion of operations, whether geographic or otherwise, or the curtailment of current or future planned operations; and
16.any other information, which, if known, would likely influence the decisions of investors.

Information about a company generally is not material if its public dissemination would not have an impact on the price of the company's publicly-traded securities.

Information that has not been previously and fully disclosed to the public generally is considered nonpublic. Information about First Financial or another company that is not yet in general circulation should be considered nonpublic. This includes information available only to a select group of analysts, brokers or institutional investors and undisclosed facts that are the subject of rumors, even if the rumors are widely circulated. To show that information is public, you should be able to point to some evidence that it has been widely disseminated. Information should not be considered available to the general public until at least the later of 48 hours or one full trading day after the public release of the information in a press release or in a document publicly filed with or furnished to the SEC.

Whether information is material will depend on the particular facts and circumstances. When doubt exists as to whether nonpublic information is material, you should presume that it is and not trade until the later of 48 hours or one full trading day after the information has been made available to the general public. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of First Financial or any employee or director of First Financial does not constitute legal advice or insulate an individual from liability under applicable securities laws. Remember, anyone scrutinizing transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider how regulatory agencies and others might view the transaction in hindsight.

As used in this document, the term “securities” includes common stock, options to purchase common stock and any other securities such as preferred stock, trust preferred securities, warrants and debt securities, as well as derivative securities, such as exchange-traded options.

THE BASIC INSIDER TRADING POLICY – Except as noted below, no purchase or sale of First Financial securities is allowed by insiders or their immediate family members or controlled entities (i) during the blackout period beginning on the 17th calendar day of the third month of each fiscal quarter and continuing until the later

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of 48 hours or one full trading day after the public release of earnings for such period (the earnings blackout period), or (ii) while they possess other material nonpublic information concerning either First Financial or any other company with which First Financial has business dealings and continuing until the later of 48 hours or one full trading day after the public release of such information or until such information is no longer material.

1.1General
Unless done pursuant to an exception discussed below, no insider, or any immediate family member or controlled entity of an insider, may purchase or sell (or recommend that anyone else purchase or sell) any security issued by First Financial (i) from the commencement of the earnings blackout period noted above and continuing until the later of 48 hours or one full trading day after the public release of First Financial’s earnings for such period, or (ii) at any other time the insider is aware of material nonpublic information, until the later of 48 hours or one full trading day after the public release of such information or until such information is no longer material. For example, if First Financial’s earnings are publicly released at 6 a.m. on a Thursday, then insiders and their immediate family members and controlled entities may trade in First Financial securities beginning at 6 a.m. on Monday of the next week; or if released on a Friday, no trades can be made until the following Tuesday (assuming that they are not then aware of any material nonpublic information).

To ensure that a material event is not on the horizon, all transactions in First Financial stock by insiders must be cleared in advance by First Financial’s Chief Executive Officer (CEO), Chief Financial Officer (CFO), or the Investor Relations (IR) Department, even during an open trading window. In addition, execution of a trade, even if pre-cleared, must be reported immediately to the IR Department for SEC reporting purposes.

From time to time, First Financial may close trading in its securities by insiders and their family members and controlled entities during an otherwise open period because of material nonpublic information or other developments. Should this occur, First Financial will notify particular individuals that they should not engage in any transactions in First Financial’s securities, and should not disclose to others the fact that the trading period has been closed. Preclearance does not constitute legal advice and insiders should consult with their own counsel if the insider may be in possession of material nonpublic information.

In addition to the above restrictions on transactions in First Financial securities, an insider who learns of material nonpublic information about a company with which First Financial has a business relationship (e.g., a customer, vendor or entity with which First Financial is negotiating a transaction) may not, and his or her immediate family members and controlled entities may not, trade (or recommend that anyone else trade) in the securities of such other company until the later of 48 hours or one full trading day after the public release of such information or until such information is no longer material.

As a corollary to this policy, any person with knowledge of material nonpublic information acquired in the course of business of First Financial may not communicate this information to any person

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outside of First Financial (including, but not limited to, family members and friends) or to a First Financial employee who does not have a need to know such information in connection with the performance of his or her duties to First Financial.

3.0Rule 10b5-1
The SEC’s Rule 10b5-1(c) provides a defense from insider trading liability if trades occur pursuant to a pre-arranged trading plan that meets specified conditions. Under this rule, if in good faith you enter into a binding contract, provide an instruction or adopt a written plan to purchase or sell securities that specifies the amount, price and date on which securities are to be purchased or sold, and these arrangements are established at a time when you are not aware of material nonpublic information, then you may claim a defense to insider trading liability if the transactions under the trading plan occur at a time when you have subsequently become aware of material nonpublic information. Arrangements under the rule may specify the amount, price and date through a formula or may specify trading parameters which another person has discretion to administer, but you must not exercise any subsequent discretion affecting the transactions, and if your broker or any other person exercises discretion in implementing the trades, you must not influence his or her actions and he or she must not possess any material nonpublic information at the time of the trades. For example, you could adopt a plan providing for the entry with a broker of limit orders to purchase a specified number of shares of First Financial’s stock on the first trading day of each month if the price does not exceed a specified level.

Any insider who wishes to implement a trading plan under Rule 10b5-1 must first pre-clear the plan with First Financial’s CEO. As required by Rule 10b5-1, you may enter into or amend a trading plan only when you are not in possession of material nonpublic information. In addition, you may enter into or amend a trading plan only during a period when trading by insiders is permitted (i.e., during an open trading window). An insider may not establish overlapping Rule 10b5-1 trading plans and must limit the use of single-trade plans (i.e., a plan covering a single trading event) to one such plan during any consecutive 12-month period, in each case subject to the accommodations set forth in Rule 10b5-1. Section 16 insiders (as defined in Section 9.0 of this policy) must observe a cooling-off period between the date a Rule 10b5-1 trading plan is adopted or modified and the date of the first transaction under the plan following such adoption or modification equal to the later of (i) 90 days and (ii) two business days following the disclosure in a Form 10-K or Form 10-Q of First Financial’s financial results for the fiscal quarter in which the plan was adopted or modified (but not to exceed 120 days following plan adoption or modification). For employees who are not Section 16 insiders, the cooling-off period is 30 days following the adoption or modification of a Rule 10b5-1 trading plan. Transactions by insiders pursuant to a pre-cleared trading plan will not require further pre-clearance at the time of the transaction if the plan specifies the dates, prices and amounts of the contemplated trades, or establishes a formula for determining the dates, prices and amounts.

If you think you may be aware of material nonpublic information, you should either refrain from trading or contact First Financial’s CEO before initiating a Rule 10b5-1 trading plan. Remember, all trades by an insider, even if pursuant to a Rule 10b5-1 trading plan, must be reported immediately to the IR Department for SEC reporting purposes. See the discussion below under “Additional Restrictions Applicable to Executive Officers, Directors and First Financial” and “Reporting Transactions and Disgorgement (Forfeiture) of Profits on Short-Swing Transactions.”

First Financial Northwest, Inc.
Trading in Securities and Confidentiality of
Insider Information for Officers and Directors

4.0Option Exercises
This insider trading policy does not apply to the exercise of a stock option granted under a First Financial plan or to the exercise of a tax withholding right pursuant to which you elect to have First Financial withhold shares subject to an option to satisfy tax withholding requirements, or the use of a “net-settled” option exercise, whereby First Financial withholds and retires shares relating to the exercise of an option. This policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option. This policy also applies to the disposition of shares of First Financial’s stock by using such shares to pay the exercise price of a stock option (commonly referred to as “pyramiding”). You may affect such transactions only during a period when trading by insiders is permitted or pursuant to a pre-approved Rule 10b5-1 trading plan.

5.0Restricted Stock
This insider trading policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which you elected to have First Financial withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The policy does apply, however, to any market sale of restricted stock.

6.0Gifts
Charitable and other non-profit organizations that receive gifts of public company securities typically sell those securities very soon after receiving them. If you make such a gift, the sale of the gifted securities by the organization may be attributed to you for purposes of the insider trading laws. The same applies with respect to any other gifts, whether to family members or other persons, where you have reason to believe (which will be judged after the fact with 20-20 hindsight) that the recipient is likely to sell the securities soon after receiving them. For this reason, you should not make such gifts of First Financial securities at a time when you are aware of material nonpublic information about First Financial. You and your immediate family members and controlled entities may make such gifts of First Financial securities only during a period when trading by insiders is permitted (and then only if you are not aware of material nonpublic information about First Financial), unless the gift is pursuant to a previously established pre-approved Rule 10b5-1 plan.

7.0Prohibition of Short-Term Trading in Securities
First Financial has a policy against short-term trading by insiders and their immediate family members and controlled entities in the securities of First Financial or its customers, including short sales of, and options for, such securities. Insiders and their immediate family members and controlled entities who purchase securities of First Financial are expected to retain such securities for at least six months, provided that this restriction does not apply to the sale of First Financial stock in connection with a broker-assisted cashless exercise of stock options in order to generate sufficient sale proceeds to pay the option exercise price and satisfy any applicable withholding taxes, or to any non-discretionary transactions within the First Financial 401(k) savings plan. Sale of such securities prior to the expiration of the six-month period will be deemed an infringement

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of this policy unless such sale has been approved in advance through a written request filed with the IR Department and approved by the CEO or CFO based upon a significant and unexpected change in the financial circumstances of the purchaser, such as that occasioned by the death or serious illness of a family member or other substantial justification, subject to the sale not resulting in short-swing profit liability under Section 16(b) of the Securities Exchange Act of 1934, as amended (“1934 Act”), and the other limitations on purchases and sales by insiders outlined below.
8.0Additional Restrictions Applicable to Executive Officers and Directors
8.1Resale Restrictions
The Securities Act of 1933, as amended (“1933 Act”), requires every person who offers or sells securities to register such securities with the SEC unless an exemption from registration is available. An exemption frequently relied upon by executive officers and directors for public sales of securities of their companies is Rule 144 under the 1933 Act. The rule is available for public sales by any person of “restricted securities” (i.e., securities acquired in a private offering or certain other types of offerings exempt from registration under the 1933 Act) and for sales by controlling persons (known as “affiliates,” which typically includes directors, executive officers and greater than 10% beneficial owners) of any securities, whether restricted or unrestricted.
8.2Requirements of Rule 144
Rule 144 contains five basic conditions, although the applicability of some of these conditions will depend on the circumstances of the sale:

1.Current Public Information. Current information about First Financial must be publicly available at the time of sale. First Financial’s being current in its annual and quarterly report filings with the SEC will satisfy this requirement.
2.Holding Period. Restricted securities must be held and fully paid for by the seller for a period of six months prior to sale. The holding period requirement, however, does not apply to securities held by affiliates that were acquired either in the open market or in a public offering of securities registered under the 1933 Act. In some cases, such as those involving gifts or bequests, the holding period of another person can be “tacked” to the seller’s holding period for computation purposes (e.g., a donee of gifted securities generally is deemed to have acquired the securities at the time they were originally acquired by the donor).
3.Volume Limitations. The amount of securities that can be sold during any three-month period cannot exceed the greater of (i) one percent of the outstanding shares of the class, or
(ii) the average weekly reported trading volume for shares of the class during the four calendar weeks preceding the filing of the notice of sale referred to below.
4.Manner of Sale. The securities must be sold in unsolicited brokers’ transactions, directly to a market-maker or in certain riskless principal transactions.
5.Notice of Sale. The seller must file a notice of the proposed sale with the SEC at the time the order to sell is placed with the broker, unless the amount to be sold neither exceeds 5,000 shares nor involves an aggregate sales price of greater than $50,000 in any three-month period. (Should the broker not have a Form 144, they are available online from the SEC.)

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8.3Private Sales
Executive officers and directors also may sell securities in a private transaction. Although there is no statutory provision or SEC rule expressly dealing with private sales, the general view is that such sales can safely be made by affiliates if the party acquiring the securities understands that he/she is acquiring securities that must be held for at least six months before the securities will be eligible for resale to the public under Rule 144. It is recommended that you consult with counsel prior to engaging in any private sale of First Financial securities.

8.4Restrictions on Purchases of Company Securities
In order to prevent market manipulation, the SEC has adopted Regulation M and Rule 10b- 18 under the 1934 Act. Regulation M generally prohibits First Financial or any of its affiliates from buying First Financial’s stock in the open market during certain periods while a public offering is taking place. Rule 10b-18 sets forth guidelines for purchases of First Financial’s stock by First Financial or its affiliates while a stock buyback program is occurring. While the guidelines technically are optional, compliance with them is strongly encouraged because it provides a safe harbor from liability for market manipulation. You should consult with First Financial’s CEO if you desire to make purchases of First Financial’s stock during any period that First Financial is making a public offering or buying stock from the public.

8.5Transactions by First Financial
First Financial will not engage in transactions in its own securities, except in compliance with applicable securities laws.

9.0Reporting Transactions and Disgorgement (Forfeiture) of Profits on Short- Swing Transactions
Section 16 of the 1934 Act applies to (i) directors and executive officers of First Financial, (ii) any other employee of First Financial designated by the Board of Directors of First Financial as a Section 16 insider and (iii) any person owning more than ten percent of any registered class of First Financial’s equity securities. Section 16 is intended to deter such persons (collectively referred to as “Section 16 insiders”) from misusing confidential information about their companies for personal trading gain. The general effect of Section 16 is to restrict the trading activities of Section 16 insiders with respect to the securities of their companies by requiring prompt public disclosure under Section 16(a) of their trades, permitting the recovery under Section 16(b) of any profits realized by them on certain transactions, and prohibiting them under Section 16(c) from engaging in short sales. The methods employed by Section 16 are discussed below.
1.Prompt Reporting of Trades. With limited exception, transactions in First Financial’s stock by Section 16 insiders (and those whose holdings are attributable to the Section 16 insider for Section 16 purposes, such as immediate family members and controlled entities) must be reported to the SEC on a Form 4 no later than the second business day following the trade date. To ensure timely reporting, Section 16 insiders must notify the IR Department before they trade (including any gift) and promptly notify same after the trade of the pertinent information (i.e., trade date, price, number of shares). Form 4 filings shall be coordinated with the IR Department.

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2.Public Disclosure Related to 10b5-1 Trading Plans. First Financial must disclose certain information in its Form 10-Q and/or Form 10-K when a Section 16 insider adopts, amends or terminates a 10b5-1 trading plan (including the name and title of the Section 16 insider; the date of plan adoption, amendment or termination; the duration of the plan; and the aggregate number of securities to be traded under the plan). Transactions made pursuant to a 10b5-1 trading plan must also be reported to the SEC on a Form 4 no later than the second business day following the trade date.
Recovery of Short-Swing Profits. Under Section 16(b), any profit realized by a Section 16 insider on a “short-swing” transaction (i.e., a purchase and sale, or sale and purchase, of First Financial’s equity securities within a period of less than six months) must be disgorged to First Financial upon demand by First Financial or a stockholder acting on its behalf. By law, First Financial cannot waive or release any claim it may have under Section 16(b), or enter into an enforceable agreement to provide indemnification for amounts recovered under the section. In other words, First Financial, by law, cannot refuse to reclaim such profits. For this reason, Section 16 insiders are encouraged to consult with the IR Department, the CEO, or CFO before they trade to determine whether their proposed transactions could result in liability under Section 16(b).
3.Strict Liability Provision. Liability under Section 16(b) is imposed in a mechanical fashion without regard to whether the Section 16 insider intended to violate the section. Good faith, therefore, is not a defense. All that is necessary for a successful claim is to show that the Section 16 insider realized profits on a short-swing transaction. When computing recoverable profits on multiple purchases and sales within a six month period, the courts maximize the recovery by matching the lowest purchase price with the highest sale price, the next lowest purchase price with the next highest sale price, and so on. The use of this method makes it possible for a Section 16 insider to sustain a net loss on a series of transactions while having recoverable profits.
4.Broad Application. The terms “purchase” and “sale” are construed under Section 16(b) to cover a broad range of transactions, including acquisitions and dispositions in tender offers and certain corporate reorganizations. Moreover, purchases and sales by a Section 16 insider may be matched with transactions by any person (such as certain family members and related entities) whose securities are deemed to be beneficially owned by the Section 16 insider.
5.Limitations on Liability. The SEC has mitigated the impact of Section 16(b) in some situations by exempting certain transactions from being deemed “purchases” or “sales,” such as transactions under certain employee benefit plans (as in the case of stock option exercises and grants). The rules in this area are extremely complex, however, and contain a number of traps for the unwary. For this reason, we suggest that before engaging in any transaction involving First Financial’s equity securities, directors and executive officers consult with the IR Department, the CEO, or CFO to discuss the potential applicability of Section 16(b).

10.0Prohibition of Short Sales
Short sales of First Financial securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence

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in First Financial or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve First Financial’s performance. For these reasons, short sales of First Financial’s securities are prohibited by this policy. In addition, under Section 16(c), Section 16 insiders are prohibited from effecting “short sales” of First Financial’s equity securities. Under Section 16, a “short sale” is one involving securities which the seller does not own at the time of sale, or, if owned, are not delivered within 20 days after the sale or deposited in the mail or other usual channels of transportation within five days after the sale.

11.0No Trading During Pension Fund Blackout Period
Regulation BTR (which stands for blackout trading restriction) prohibits executive officers and directors from trading in issuer equity securities acquired in connection with employment as an executive officer or service as a director when employees are not permitted to trade because of a pension fund blackout period.

A pension fund blackout period is defined as any period of more than three consecutive business days during which the ability of at least 50% of the participants under all plans maintained by an issuer to buy or sell an interest in any issuer equity security is temporarily suspended by the issuer or by a fiduciary of the plan. Typically, blackout periods occur in connection with changes in plan investment alternatives or administrators, and with corporate transactions such as mergers and acquisitions.

There are two exceptions to the definition of blackout period. The exceptions are for: (i) a regularly scheduled period in which the participants may not buy or sell if the period is incorporated into the plan disclosed to employees before they become participants under the plan or within 30 days after their enrollment or as a subsequent amendment to the plan disclosed to participants within 30 days after the adoption of the amendment; and (ii) any temporary trading suspension that would otherwise be a “blackout period” that is imposed solely in connection with persons becoming participants, or ceasing to be participants, in a plan by reason of a corporate transaction involving the plan or plan sponsor.

By law, First Financial must give notice to executive officers and directors of upcoming blackout periods. Accordingly, executive officers and directors should know when blackout periods are in place.

12.0Additional Restrictions
1.Standing or Limit Orders - Standing or limit orders, except those used in connection with pre-approved Rule 10b5-1 trading plans, create heightened risks for insider trading violations as there is no control over the timing of the transaction. The broker could execute a transaction when you are in possession of material nonpublic information. Therefore, you are discouraged from placing standing or limit orders on First Financial’s securities. If you determine that you must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the trading restrictions and procedures outlined elsewhere in this policy.
2.Churning - To avoid any appearance of impropriety, you are strongly discouraged from

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repeatedly trading into and out of holdings of First Financial’s securities. Such “churning” can create an appearance of wrongdoing, even if not based on material nonpublic information and, may result in “short-swing” profit liability under Section 16(b).
Margin Accounts and Pledges - Securities held in a margin account may be sold by the broker without the customer's consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Accordingly, such arrangements are strongly discouraged as they carry the risk of insider trading liability if you fail to meet a margin call or if you default on the loan.
3.Publicly-Traded Options - A transaction in a publicly-traded option is, in effect, a bet on the short-term movement of the underlying stock and therefore creates the appearance that the insider is trading based on inside information. Transactions in options also may focus the insider's attention on short-term performance at the expense of First Financial’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities involving First Financial, on an exchange or in any other organized market, are prohibited by this policy. (Option positions arising from certain types of hedging transactions are governed by the section below captioned “Hedging Transactions.”)
4.Hedging Transactions - Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a person to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the insider to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the insider may no longer have the same objectives as First Financial’s other security holders. Therefore, insiders are prohibited from engaging in any such transactions involving First Financial securities.
13.0Maintenance of Confidentiality of Nonpublic Information Obtained from Customers
All insiders are expected to maintain the confidentiality of nonpublic information received by First Financial in its business dealings or otherwise. Disclosure of such information to persons inside First Financial who have no need to know of the information or to individuals outside First Financial, whether or not in the form of trading recommendations or strategies involving the purchase or sale of the securities of First Financial or a customer or the securities of any other publicly-traded company based on the nonpublic information, is prohibited. You should not discuss confidential information within the hearing range of outsiders, including friends and relatives. It is particularly important to exercise care and refrain from discussing nonpublic information in public places, such as elevators, trains, taxis, airplanes, lavatories, restaurants and other places where the discussions might be overheard, or through other means by which this information could be disseminated, such as in internet chat rooms, message boards or similar means.

14.0Regulation FD
SEC Regulation FD prohibits officers, directors, employees, and others from selectively disclosing material nonpublic information to members of the public including securities analysts, brokers, or

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Trading in Securities and Confidentiality of
Insider Information for Officers and Directors

First Financial’s stockholders. Any contacts or questions from such individuals should be referred to First Financial’s CEO or CFO. Likewise, if material nonpublic information is inadvertently disclosed, no matter the circumstances, the person making or discovering that disclosure should immediately report the facts to First Financial’s CEO or CFO. Designating an authorized spokesperson helps First Financial avoid claims of selective disclosure of material nonpublic information and to allow it, if necessary, in the case of non-intentional disclosures, to make prompt public disclosures of the information in the form of press releases, Form 8-Ks or other permissible means of disclosure.

15.0Regulatory Filings
Each director and officer of First Financial is responsible for any regulatory filings related to his or her stock ownership including, but not limited to, filings under the Change of Control Act, Bank Holding Company Act or related obligations. This would include any filings made by a director or officer, or by a third party on behalf of the director or officer, with the appropriate regulatory agency such as the Federal Deposit Insurance Corporation, the Federal Reserve or the Washington Department of Financial Institutions and the SEC (together, the “Regulatory Agencies”). These filings would include, but not be limited to, a Form 4, a Schedule 13D or 13G (for greater than 5% ownership of First Financial stock), a Rebuttal of Change in Control or if applicable, a Rule 144 notice. As noted above, Form 4 filings should be coordinated with the IR Department, as should any required Schedule 13D or 13G filings. Copies of other filings made with the Regulatory Agencies should be provided to First Financial within five days of filing.

16.0Procedures for Transactions Involving Brokerage Firms
To ensure compliance with this policy and timely reporting of transactions to the SEC, directors and executive officers of First Financial must impose two requirements on the brokers handling their transactions in First Financial securities:
1.Not to enter any buy or sell order (except for orders under pre-approved Rule 10b5-1 plans) without (a) first verifying with the CEO, CFO or the IR Department that your transaction was pre-cleared and (b) complying with the brokerage firm’s compliance procedures (e.g., Rule 144 for sales).
2.To report to First Financial via (i) telephone and (ii) in writing (via email or fax) the details of every transaction involving First Financial stock, including all Rule 10b5-1 transactions, within one business day after the trade date. This information should be provided to the CEO, CFO, or the IR Department.

17.0Post-Termination Transactions
This policy continues to apply to you as long as you are in possession of material non-public information even after you have terminated employment or service as a director. This means that if you are aware of material non-public information when your employment or service terminates, you may not trade in First Financial securities until that information has become public or is no longer material, unless the trade occurs pursuant to a pre-approved Rule 10b5-1 trading plan established prior to the termination of your employment or service.

In addition, non-exempt transactions (such as open market purchases and sales) that occur after cessation of insider status may be reportable, but only if they occur within six months of an

First Financial Northwest, Inc.
Trading in Securities and Confidentiality of
Insider Information for Officers and Directors

opposite-way, non-exempt transaction that you engaged in while still an insider.

18.0Other
All questions relating to this policy should be addressed to the IR Department, the CFO, or CEO.

19.0Review of Policy
The Board of Directors shall review the First Financial Northwest Policy Governing Trading in Securities and Confidentiality of Inside Information for Officers and Directors annually, making such revisions and amendments as it deems appropriate. Management along with First Financial’s SEC Counsel will assist in such reviews and will bring specific matters requiring attention to the Board of Directors.

Approved: March 27, 2024
The Board of Directors
First Financial Northwest, Inc.

First Financial Northwest, Inc.
Trading in Securities and Confidentiality of
Insider Information for Officers and Directors

ACKNOWLEDGEMENT FORM
POLICIES GOVERNING TRADING IN SECURITIES AND CONFIDENTIALITY OF INSIDE INFORMATION FOR OFFICERS AND DIRECTORS

The undersigned does hereby acknowledge receipt of the First Financial Northwest Policy Governing Trading in Securities and Confidentiality of Inside Information for Officers and Directors.

The undersigned has read and understands such policy and agrees to be governed by such policy at all times in connection with the purchase and sale of securities and the confidentiality of nonpublic information.

Officer / Director Name (printed)

Officer / Director Signature:

Date Signed: